EXHIBIT 23.2

Consent of Morrison, Brown, Argiz & Farra, LLP

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2007 with respect to the financial statements of Beach Bank for the fiscal year ended December 31, 2005 and fiscal period ended December 28, 2006, incorporated by reference in the Post-Effective Amendment No. 2 on Form S-1 to the Registration Statement on Form SB-2 (Registration No. 333-134777) and related prospectus.

Miami, Florida

September 24, 2007

www.mbafcpa.com

1001 Brickell Bay Drive, 9th floor Miami, Florida 33131 Tel: 305-373-5500 Fax: 305-373-0056	301 East Las Olas Blvd, 5th floor Ft Lauderdale, Florida 33301 Tel: 954-760-9000 Fax: 954-760-4476	1113 Spruce Street, Suite 502 Boulder, Colorado 80302 Tel: 303-381-2550 Fax: 303-381-2551	151 Southhall Lane, Suite 145 Maitland, Florida 32751 Tel: 407-660-6080 Fax: 407-660-6079